Exhibit 99

             Consolidated Freightways Becomes
               Independent, Public Company

Menlo Park, Ca. - December 3, 1996 -- Shares in the newly independent Consolidated Freightways Corporation (NASDAQ:
CFWY) began trading today. This marks the completion of the spin-off of CF MotorFreight, Canadian Freightways Ltd.,
Milne & Craighead, Canadian Sufferance Warehouses and Epic
Express from their former parent company, Consolidated
Freightways, Inc.
          The new company, formerly CF MotorFreight, will be known within the industry as Consolidated Freightways
(CF).  Its former parent company will be known as CNF
Transportation, Inc. CF has annualized combined revenues of approximately $2.1 billion, operates widely across North
America and offers freight transportation services throughout the world. The company's primary business is less-than-truckload (LTL) transportation of freight from 300 to 15,000 pounds covering distances of 500 to 3,000 miles.
          President and chief executive officer W. Roger
Curry said, "The new independent Consolidated Freightways is perfectly poised to lead the LTL industry into the 21st century. We begin virtually debt-free and better capi talized than most of our competition. Most importantly, we're a 67-year-old company with the best franchise and the best name in the business, a loyal, diverse customer base and an employee team second to none."
          Consolidated Freightways was founded in 1929 in Portland, Oregon as Consolidated Truck Lines. 1936 saw the beginning of CF's transcontinental service from its new office in Chicago. By 1960 CF was the largest trucking company in the U.S. and by 1979 provided service to 47 states and five Canadian provinces.
          Today Consolidated Freightways operates a network of service centers in all 50 states, eight Canadian provinces, Mexico and Puerto Rico, and offers freight transportation services throughout Europe, Asia, the Caribbean, Latin America and the Middle East.